Explanation of Responses

1.  This Form 3 amends and restates the Form 3 filed by Mr. Lasry on July 26, 2010 to add the additional reporting persons listed herein.  This form amendment is being filed in two parts because the number of reporting persons included in this amendment exceeds the capacity of the Edgar system.

The persons reporting on this Form 3 acquired common stock of Trump Entertainment Resorts, Inc. (the “Issuer”) on July 16, 2010 upon the Issuer’s emergence from Chapter 11 bankruptcy protection in exchange for previously outstanding debt of subsidiaries of the Issuer and in connection with a rights offering of common stock of the Issuer (that was backstopped by certain reporting persons) pursuant to the Supplemental Modified Sixth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code Proposed by the Ad Hoc Committee of Holders of the 8.5% Senior Secured Notes Due 2015 and the Debtors in In re: TCI 2 Holdings, LLC., et al.

2. Avenue NJ Entertainment, LLC (“Avenue NJ”) is making this joint filing on Form 3, on behalf of itself, Avenue NJ Entertainment Holdings, LLC (“Avenue NJ Holdings”), Ms. Gardner, Mr. Lasry and the following entities: Avenue Capital Management II, L.P. (“Avenue Capital II”), Avenue Capital Management II GenPar, LLC (“Avenue Capital II GenPar”), Avenue Investments, L.P. (“Avenue Investments”), Avenue International Master, L.P. (“Avenue International Master”), Avenue Special Situations Fund IV, L.P. (“Avenue Fund IV”), Avenue Special Situations Fund V, L.P. (“Avenue Fund V”), Avenue Capital Partners V, LLC (“Avenue Capital V”), GL Partners V, LLC (“GL V”), and Avenue CDP-Global Opportunities Fund, L.P. (“CDP Global”) (Avenue Capital II, Avenue Capital II GenPar, Avenue Investments, Avenue International Master, Avenue Fund IV, Avenue Fund V, Avenue Capital V, GL V, and CDP Global, collectively, the “Avenue Fund Entities”).  This report is jointly filed by the Avenue Fund Entities, each of which may be deemed a director of the Issuer by virtue of their relationship with Marc Lasry, David Licht and Robert Symington, members of the Issuer's Board of Directors.  Each of Messrs. Lasry, Licht and Symington is an officer and/or employee of one or more Avenue Fund Entities.

3. A New Jersey grantor trust created on June 16, 2010 (the “Trust”) holds directly 2,329,633 shares of common stock, par value $0.001 per share (the “Common Stock”) of the Issuer on behalf of Avenue NJ.  The Trust was created to hold the Common Stock of the Issuer on behalf of Avenue NJ in accordance with the regulatory requirements of the New Jersey Casino Control Commission.  Avenue NJ is the economic beneficiary of the Trust and currently has voting and dispositive power over the shares of Common Stock held in the Trust, subject to the terms of the Trust and the regulatory authority of the New Jersey Casino Control Commission.  Avenue NJ has two classes of membership interests, Class A Voting Interests (the “Voting Interests”) and Class B Non-Voting Interests (the “Non-Voting Interests”). The Voting Interests are held by Avenue NJ Holdings. The Non-Voting Interests are held by Avenue Investments, Avenue International Master, Avenue Fund IV, Avenue Fund V and CDP Global.  Avenue Capital II serves as the investment advisor to such entities.  Mr. Lasry serves as the principal control person (directly or indirectly) of Avenue Capital II.

Avenue NJ Holdings has one class of membership interests, all of which are held by Mr. Lasry and Ms. Gardner.

4. Avenue Fund IV holds 15.69% of Avenue NJ’s Non-Voting Interests.  Mr. Lasry owns an interest in the general partner of Avenue Fund IV and receives a portion of the profits allocation related to Avenue Fund IV.

5. Avenue Fund V holds 62.81% of Avenue NJ’s Non-Voting Interests.  Avenue Capital V serves as the general partner of Avenue Fund V, and GL V serves as the managing member of Avenue Capital V.  Each of Avenue Capital V and GL V may be deemed to have indirect beneficial ownership of the Non-Voting Interests held directly by Avenue Fund V. Avenue Capital V receives a direct performance-based allocation from Avenue Fund V.  GL V, as the managing member of Avenue Capital V, has an indirect interest in such allocation.  Mr. Lasry owns an interest in Avenue Capital V and GL V and receives a portion of the profits allocation related to Avenue Fund V.

6. Avenue International Master holds 14.4% of Avenue NJ’s Non-Voting Interests.  Mr. Lasry owns an interest in the general partner and the sole shareholder of the general partner of Avenue International Master and receives a portion of the profits allocation related to Avenue International Master.

7. Avenue Investments holds 4.3% of Avenue NJ’s Non-Voting Interests.  Mr. Lasry owns an interest in the general partner of Avenue Investments and receives a portion of the profits allocation related to Avenue Investments.

8. CDP Global holds 2.8% of Avenue NJ’s Non-Voting Interests.  Mr. Lasry owns an interest in the general partner of CDP Global and receives a portion of the profits allocation related to CDP Global.

9. The filing of this Form 3 shall not be construed as an admission that the Avenue Fund Entities, Ms. Gardner or Mr. Lasry (together, the “Controlling Persons”) is or was for the purposes of Section 16(a) of the Securities Exchange Act of 1934, as amended, or otherwise the beneficial owner of any of the Common Stock of the Issuer directly held by Avenue NJ Entertainment, LLC and the Avenue Fund Entities.  Pursuant to Rule 16a-1, the Controlling Pesons disclaim such beneficial ownership except to the extent of their pecuniary interest therein.

10. Although Avenue Capital II, as the investment manager of the Avenue Fund Entities, and Avenue Capital II GenPar, as the general partner of Avenue Capital II, have investment discretion over the Avenue Fund Entities, their only remuneration consists of an asset-based fee.

11. Marc Lasry serves as a director of the Issuer.